FORM 4

      [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
OMB NUMBER:  3235-0287
EXPIRES: December 31, 2001
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE: ....0.5
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1. Name and Address of Reporting Person

Devine                        Daniel                         J.
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(Last)                        (First)                     (Middle)

                           2710 Rew Circle, Suite 100
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                                    (Street)

Ocoee                         Florida                     34761
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(City)                        (State)                     (Zip)
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2. Issuer Name and Ticker or Trading Symbol

Compass Knowledge Holdings, Inc./CKNO
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3. IRS or Social Security Number or Reporting Person (Voluntary)


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4. Statement for Month/Year   May 2001
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5. If Amendment, Date of Original     (Month/Year)
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6. Relationship of Reporting Person to Issuer (Check all applicable)

[X]   Director                         [X]   10% Owner
[X]   Officer (give title below)       [ ]   Other (specify below)

                                    President
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7. Individual or Joint/Group Filing (Check Applicable Line)

[X]   Form filed by One Reporting Person

[ ]   Form filed by More than One Reporting Person
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                                                      6. Ownership    7. Nature of
                                                                              5. Amount of Securities    Form:           Indirect
1. Title of   2. Transaction     3. Transaction 4. Securities Acquired (A)       Beneficially Owned      Direct (D) or   Beneficial
   security       Date               Code           or Disposed of (D)            at End of Month        Indirect (I)    Ownership
   (Instr. 3)    (Month/Day/Year)   (Instr. 8)     (Instr. 3, 4, and 5)          (Instr. 3 and 4)        (Instr. 4)      (Instr. 4)
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                                     Code    V      Amount   (A) or    Price
                                                             (D)
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Common Stock         4/5/01           P             37,500    A        $18,750      3,373,087          I-   37,500   Charles Schwab
                                                                                                       D-3,335,587   & Co., Inc.
                                                                                                                     FBO;
                                                                                                                     Daniel Joseph
                                                                                                                     Devine, IRA*(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                                        5. Number of Derivative
                                                                                                           Securities Acquired
1. Title of Derivative   2. Conversion or Exercise         3. Transaction Date     4. Transaction          (A) or Disposed of (D)
   Security (Instr. 3)      Price of Derivative Security      (Month/ Day/ Year)      Code (Instr. 8)      (Instr. 3, 4, and 5)
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                                                                                      Code    V                (A)         (D)
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Common Warrant                        $.50                        4/5/01               P                     18,750


TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED--(CONTINUED)
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                          10. Ownership
                                                                                              Form of
                           7. Title and                                                       Derivative           11. Nature of
                              Amount of         8. Price of    9. Number of                   Security:                Indirect
6. Date Exercisable           Underlying           Derivative     Derivative Securities       Direct (D) or            Beneficial
   and Expiration Date        Securities           Security       Beneficially Owned at       Indirect (I)             Ownership
   (Month/Day/Year)           (Instr. 3 and 4)     (Instr. 5)     End of Month (Instr. 4)     (Instr. 4)               (Instr. 4)
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                                      Amount
    Date     Expiration              or Number
Exercisable     Date         Title   of Shares
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   4/5/01      4/5/04        Common    18,750         $18,750           294,732              D - 275,982                  *(1)
                             Warrant                                                         I -  18,750
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Explanation of Responses:

*(1) Charles Schwab & Co., Inc. FBO: Daniel Joseph Devine, IRA of which I am the owner and beneficiary.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ DANIEL J. DEVINE                            APRIL 5, 2001
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** Signature of Reporting Person                    Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

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